SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 20, 2012

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-0392908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2012, Endurance Specialty Holdings Ltd. (the “Company”) and certain designated subsidiaries of the Company entered into a $700 million four-year revolving credit facility with JPMorgan Chase Bank, N.A. (“JPMorgan”) as Administrative Agent; Wells Fargo Bank, National Association, Lloyds Securities Inc. and Bank of Montreal as syndication agents; and ING Bank N.V., London Branch as documentation agent (the “Credit Facility”). The Credit Facility was provided by a syndicate of commercial banks arranged by JPMorgan Securities LLC, Wells Fargo Securities, LLC, Lloyds Securities Inc. and BMO Capital Markets Corp. The proceeds of the Credit Facility may be used for general corporate purposes, to finance potential acquisitions and for the repurchase of the Company’s outstanding publicly or privately issued securities.

The Credit Facility consists of two tranches: (i) a tranche 1 secured credit facility in an aggregate principal amount of $560 million (the “Tranche 1 Facility”), which is secured on a several basis by the respective entity incurring such obligation by cash and securities deposited into collateral accounts from time to time with Deutsche Bank Trust Company Americas and (ii) a tranche 2 unsecured facility in an aggregate principal amount of $140 million (the “Tranche 2 Facility”). So long as the Company is not in default under the terms of the Credit Facility, the Company may request that the size of the Credit Facility be increased by $350 million, provided that no participating lender is obligated to increase its commitments under the Credit Facility.

For letters of credit issued on a collateralized basis under the Tranche 1 Facility, the Company is required to pay a fee of 0.45% on the daily stated amount of such letters of credit. For letters of credit issued on an uncollateralized basis under the Tranche 2 Facility, the Company is required to pay a fee ranging from 1.125% to 1.750% over LIBOR on the daily stated amount of such letters of credit based upon the Company debt ratings as issued by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”). The interest rate for revolving loans under the Tranche 2 Facility is (a) the highest of (i) 0.5% in excess of the federal funds effective rate, (ii) the prime rate as announced by JP Morgan and (iii) the Eurodollar rate applicable for an interest period of one month plus 1%, plus a margin ranging from 0.125% to 0.750% depending upon the type of loan and the Company’s ratings as issued by Moody’s and S&P or (b) LIBOR plus a margin ranging from 1.125% to 1.750%. In addition, the Credit Facility requires the Company to pay to the lenders a commitment fee.

The Credit Facility requires the Company’s compliance with certain customary restrictive covenants. These include certain financial covenants, such as maintaining a leverage ratio (no greater than 0.35:1.00 at any time) and a consolidated tangible net worth (no less than $1.8 billion at any time). In addition, each of the Company’s regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of the Credit Facility restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the Credit Facility.

The Credit Facility also contains customary event of default provisions, including failure to pay principal or interest under the Credit Facility, insolvency of the Company, a change in control of the Company, a breach of the Company’s representations or covenants in the Credit Facility or a default by the Company under its other indebtedness. Upon the occurrence of an event of default under the Credit Facility, the lenders can, among other things, terminate their commitments under the Credit Facility, require repayment of any outstanding revolving loans, give notice of termination of any outstanding letters of credit in accordance with their terms, require the delivery of cash collateral for outstanding letters of credit and foreclose on any security held by the lenders under the Credit Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the agreements attached to this Current Report as Exhibits 10.1, 10.2 and 10.3 which are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 19, 2012, upon entering into the Credit Facility, the Company terminated its $1.175 billion amended and restated credit agreement dated May 8, 2007 with JPMorgan Chase Bank, N.A. as Administrative Agent. No early termination penalties were incurred.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 19, 2012

10.2	Pledge and Security Agreement, dated as of April 19, 2012

10.3	Account Control Agreement, dated as of April 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 20, 2012

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 19, 2012

10.2	Pledge and Security Agreement, dated as of April 19, 2012

10.3	Account Control Agreement, dated as of April 19, 2012